Exhibit 11

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

                       COMPUTATION OF PER SHARE EARNINGS


                                                          YEAR ENDED OCTOBER 31,
                                                          1997     1996     1995
                                                          ----     ----     ----

Primary:

Average shares outstanding                                8,430    8,202   8,284

Net effect of dilutive stock options - based on the
 treasury stock method using average market price            75      160      --
                                                          -----    -----   -----

Total                                                    $8,505   $8,362  $8,284
                                                          =====    =====   =====

Net income (loss) from operations                         2,858   (5,910)   (218)

   Less: Preferred stock dividends                          260       --      --

   Discount attributable to beneficial
    conversion privilege of preferred stock               1,268       --      --
                                                          -----    -----   -----

Net income (loss) applicable to common stock             $1,332  $(5,910) $ (218)
                                                          =====    =====   =====
Income (loss) per common share                           $ 0.16  $ (0.17) $(0.03)
                                                          =====    =====   =====

Fully Diluted:

Average shares outstanding                                8,430    8,202    8,284

Net effect of dilutive stock options - based on the
 treasury stock method using the year-end
 market price, if higher than the average market
 price                                                       82      164      --
                                                          -----    -----   -----
Total                                                     8,512    8,366   8,284
                                                          =====    =====   =====

Net income (loss) from operations                        $2,858  $(5,910) $ (216)

  Less: Preferred stock dividends                           260       --      --

  Discount attributable to beneficial
   conversion privelege of preferred stock                1,266       --      --
                                                          -----    -----   -----

Net income (loss) applicable to common stock             $1,332  $(5,910) $ (218)
                                                          =====    =====   =====

Income (loss) per common share                           $ 0.16  $ (0.71) $(0.03)
                                                          =====    =====   =====


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